UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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GANNETT CO., INC.

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April 25, 2019

Gannett Files Investor Presentation

Highlights Gannett’s Digital Transformation to Drive Growth and Shareholder Value,

Overseen by Highly Experienced and Fully Independent Board of Directors

Details MNG’s Self-Serving Attempt to Control Gannett and

Reiterates that MNG’s Unsolicited Proposal Undervalues Gannett and Is Not Credible

Underscores Significant Concerns with MNG’s Highly Conflicted Candidates,

as well as MNG’s and Alden’s History of Diverting Assets and Destroying Value

Urges Gannett Shareholders to Vote “FOR ALL” of the Company’s Actively Engaged,

Independent Director Nominees on the WHITE Proxy Card

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that it filed an investor presentation with the U.S. Securities and Exchange Commission (“SEC”) in connection with its 2019 annual meeting of shareholders to be held on May 16, 2019.

The investor presentation and other materials regarding the board of directors’ recommendations for the annual meeting are available on the investor relations page of Gannett’s website at https://investors.gannett.com.

Highlights of the presentation include:

Gannett has a detailed strategic plan to position the company for the digital future and create significant shareholder value

•	Leveraging nationwide scale and local presence to expand and deepen relationships with consumers and businesses

•	Accelerating digital revenue growth through innovative consumer experiences and new marketing solutions for businesses

•	Maximizing the value of the company’s legacy print business and rationalizing its cost base

•	Pursuing accretive growth through disciplined, selective acquisitions that provide synergies

Gannett is executing its strategic transformation and making substantial progress

•	Launched and grew the USA TODAY NETWORK, the largest local-to-national news organization in the country, now with 109 local markets integrated with the company’s national premium brand

•

Grew digital audience and engagement within the USA TODAY NETWORK, finishing 2018 with more than 500,000 paid digital-only subscribers and ranking #1 in mobile web unique visitors in the News and Information category[1]

•	Built a best-in-class digital marketing solutions business with the acquisitions of ReachLocal, SweetIQ and WordStream, and the launch of LOCALiQ, a data-driven marketing solutions brand

•

Carefully managed the company’s cost base to maintain profitability despite industry challenges, reducing annual operating expenses by more than $820 million since 2015[2] (including consolidating 13 production facilities), while maintaining a commitment to the highest journalistic standards and continuing to produce Pulitzer Prize-winning content

Gannett’s strategy is delivering financial results

•	Gannett has had stable margins and positive cash flow generation while transitioning to a digitally-led product and revenue model

•	Achieved advertising and marketing services revenues of $1.7 billion in 2018, with $781 million of digital advertising and marketing services revenues

•	Strong digital contribution – as of year-end 2018, 36% of total revenue and 47% of advertising revenue was digital, up from 26% and 29%, respectively, in 2016

•	Profitability is in line with industry peer group[3]

•	The company’s digital marketing solutions business is a growth engine and has demonstrated its potential as a meaningful contributor to profitability

•	ReachLocal adjusted EBITDA margins increased to 12% in 2018, resulting in double-digit adjusted EBITDA margins being achieved several quarters ahead of expectations[4]

•	The company’s strong balance sheet, with a net debt to 2018 EBITDA ratio of 0.8x,[5] well below its peer median, is providing the financial flexibility to continue executing its digital transformation

•	Gannett has maintained a clear, consistent and balanced approach to capital allocation, focused on returning capital to shareholders and investing in Gannett’s future

•

Since becoming an independent company in mid-2015, Gannett has returned $324 million to shareholders via dividends and share repurchases – delivering a higher and more stable total shareholder return than the majority of its peers, and the highest total capital return of any of its peers when measured as a percent of enterprise value

•

Gannett’s detailed strategic plan is expected to result in greater than 60% of revenues coming from digital by 2023, driven by a deeper penetration of Gannett’s local client base with its digital marketing solutions, and 1.5 million paid digital-only subscribers by 2023. Revenues should stabilize over the 5-year period, which, combined with stable to increasing margins, is expected to result in significant shareholder value creation

Gannett’s board and leadership possess the experience, skills and vision to drive value creation

•

Gannett’s director nominees are fully independent and have experience and expertise in areas that are critical to Gannett’s operations and digital transformation, including finance, business development and strategic planning, M&A, digital media, journalism, marketing and advertising, technology and human resources

•	Gannett has best-in-class corporate governance policies and practices, ensuring effective oversight and accountability to shareholders

•

Executive compensation is aligned with the execution of the company’s transformation strategy and shareholder value creation, with incentives that are heavily weighted on the delivery of financial results (with a significant portion at risk) and include specific digital goals

•	Gannett has an experienced leadership team with a complementary mix of institutional knowledge as well as outside perspectives

MNG and its majority shareholder Alden Global Capital are pursuing a self-serving agenda to take control of Gannett via a misguided two-pronged approach

MNG’s unsolicited proposal is NOT REAL

•	Despite having longstanding business relationships with Gannett, MNG did not seek to engage with Gannett prior to leaking and then publicly disclosing its unsolicited proposal in January 2019

•

2 days after receiving MNG’s proposal, Gannett invited MNG to meet with Gannett’s management and 2 independent directors, but MNG declined multiple meeting dates and refused to otherwise respond to Gannett’s questions about how it would finance the transaction it had proposed and address other closing risks. MNG only accepted Gannett’s invitation to meet after Gannett’s board rejected MNG’s proposal on the grounds that it is not credible and undervalues Gannett

•

During a meeting on February 7, well over 3 weeks after MNG announced its proposal, MNG admitted that it had not yet reached out to any financing sources and was dismissive of Gannett’s other questions about the viability of its proposal

•	Now, more than 3 months after submitting its unsolicited proposal, MNG has still not secured financing

•	MNG acknowledges that it doesn’t have a financing commitment, and argues that it needs to enter into an NDA in order to get one; however, this is simply not true

•	Gannett’s financial information is publicly available, and committed financing is often obtained based upon such information

•

The real issue preventing MNG from obtaining financing is that the pro forma gross leverage of the combined company would be more than 4.0x 2018 EBITDA (or more than 4.5x 2018 EBITDA including pensions)[6] – a leverage level that approaches Gannett’s distressed peers

•

The Oaktree letter that MNG has been touting (but has not released publicly) amounts to nothing more than an assertion from Oaktree that hypothetically, “a debt financing package can be arranged” – But that assessment is not realistic

•

Oaktree does not suggest in the letter that it would even participate in the financing, and indeed the amount needed to finance the transaction far exceeds any amount that Oaktree’s distressed debt fund could reasonably be expected to provide itself

•	The fact that after more than 3 months, MNG can still present nothing credible on financing validates Gannett’s concerns; MNG’s proposal is simply not actionable

•	In addition, MNG has continued to gloss over basic critical questions regarding its proposal

•	MNG has yet to address the impact of potential antitrust issues

•	MNG has still proposed no pathway for resolving pension-related risks

•

MNG gives conflicting messages about its ultimate goal – does it want to be a buyer or a seller? It touts its $12 proposal, but hasn’t launched a tender offer and references conducting a “strategic review” if its nominees are elected. Does MNG prefer that someone else buy Gannett? Is the “review” just a ploy to force Gannett to acquire MNG?

All of MNG’s nominees have irreconcilable conflicts of interest

•	All 6 of MNG’s board nominees are highly conflicted given their close ties to MNG and Alden

•	All of MNG’s nominees link back to Health Freeman, president and founding member of Alden Global Capital

•	3 nominees are directors or officers of MNG, a direct competitor to Gannett

•	4 nominees serve on the board of Fred’s, Inc., where Alden is the controlling shareholder

•	4 nominees have other longstanding business and/or personal relationships with each other and/or with Alden co-founder Randall Smith

•	MNG’s nominees would not bring additive skills or experience to the Gannett board and would reduce the quality of Gannett’s board in terms of diversity, skills and experience

MNG and Alden have a record of diverting assets and destroying value

•

At Fred’s, where 4 of MNG’s nominees currently serve as directors, the share price has decreased 92%[7] since Alden acquired a significant stake in December 2016, representing the destruction of approximately $360 million of shareholder value, despite operating in a steadily growing market[8]

•	Another Alden portfolio company, Payless ShoeSource, has filed for bankruptcy twice in 2 years, and now plans to close all of its more than 2,000 stores in the U.S.

•

Recent litigation between MNG and its largest minority shareholder, Solus Asset Management LP, demonstrates that MNG has siphoned value to Alden, while crippling its newspapers through value-destructive actions

•	According to the lawsuit, MNG has diverted hundreds of millions of dollars from its newspapers into Alden ventures that have no connection to its media business[9]

•

In its response, MNG admitted to making a number of investments with diverted assets, including investing $248.5 million of workers’ pension funds in funds controlled by Alden and investing $158 million for a 24.8% stake in Fred’s, Alden’s largest single holding[10]

•	According to recent reports, Alden is also currently being investigated by the U.S. Department of Labor for the management of its pensions[11]

Electing MNG’s nominees would jeopardize the value of shareholders’ investment by transferring control of Gannett to MNG and Alden without any guaranteed compensation, let alone a control premium

•	Gannett believes MNG cannot complete the transaction it proposed, and would not pursue the transaction if it gained control of the Gannett board

•	Indeed, MNG’s proxy fight is a way of taking control of Gannett without having to pay shareholders anything…ever

•	MNG’s investor presentation indicates that if MNG were to gain board control, MNG would initiate a “strategic review,” the outcome of which is entirely uncertain

•	MNG and its conflicted nominees have no clear strategy for operating Gannett during this review

•

MNG’s disclosed operating plan shows only that it will seek to extract cash from Gannett’s assets and increase short-term cash flows with actions that will likely destroy Gannett’s long-term value potential

•

Given MNG’s and Alden’s record, and the irreconcilable conflicts of interest of MNG’s nominees, how can shareholders trust that MNG won’t pursue self-dealings with Alden rather than invest in the business? How can shareholders trust that Gannett won’t become the next Fred’s or the next Payless?

The Gannett board of directors unanimously recommends that shareholders vote “FOR ALL” of the company’s highly qualified, fully independent director nominees on the WHITE proxy card today.

The Gannett Annual Meeting of Shareholders is scheduled to be held at 8:30 a.m. ET on May 16, 2019, and shareholders of record as of the close of business on March 18, 2019 will be entitled to vote at the Annual Meeting. Gannett shareholders who have questions or would like additional information should contact the company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-456-3507.

Greenhill & Co., LLC and Goldman Sachs & Co. LLC are acting as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Gannett.

If you have any questions, or need assistance in voting

your shares, please call the firm assisting us

in the solicitation of proxies:

INNISFREE M&A INCORPORATED

TOLL-FREE at 1-877-456-3507

Remember: Please simply discard any Blue proxy card you may receive from MNG.

Any vote on MNG’s Blue proxy card (even a vote in protest on their nominees) will revoke any earlier proxy card that you have submitted to Gannett.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched local-to-national reach, Gannett touches the lives of more than 125 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include USA TODAY NETWORK with the iconic USA TODAY and more than 100 local media brands, digital marketing services companies ReachLocal, WordStream and SweetIQ, and U.K. media company Newsquest. To connect with us, visit www.gannett.com.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results or events to differ materially from those projected, anticipated or implied in the forward-looking statements, including the matters described under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K for fiscal year 2018 and in the company’s other SEC filings.

Appendix A – Non-GAAP Financial Measures

Consolidated

($ in MM)	Fiscal Year
	2018	2017	2016
Net income (GAAP basis)	$15	$7	$53
Provision for income taxes	15	34	14
Interest expense	25	17	13
Other non-operating items, net	(26)	10	10
Operating income (loss) (GAAP basis)	$29	$68	$89
Depreciation and amortization	158	192	133
Restructuring costs	68	44	46
Asset impairment charges	50	47	56
Acquisition-related items	8	5	33
Other items	9	4	3
Adjusted EBITDA (non-GAAP basis)	$322	$360	$360

ReachLocal Segment

($ in MM)	Fiscal Year
	2018	2017	2016
Operating income (loss) (GAAP basis)	($1)	($19)	($19)
Depreciation and amortization	42	34	12
Restructuring costs	5	1	1
Asset impairment charges	0	0	0
Acquisition-related items	0	0	0
Other items	1	1	0
Adjusted EBITDA (non-GAAP basis)	$48	$17	($6)

For investor inquiries, contact:

Stacy Cunningham

Vice President, Financial Planning & Investor Relations

703-854-3168

investors@gannett.com

Arthur Crozier / Jennifer Shotwell / Larry Miller

Innisfree M&A Incorporated

(212) 750-5833

For media inquiries, contact:

Amber Allman

Vice President, Corporate Events & Communications

703-854-5358

aallman@gannett.com

Ed Trissel / Nick Lamplough / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

[1]	Source: comScore.
[2]

Based on pro forma financials for the fiscal year ended December 27, 2015, filed with Gannett’s Form 8-K on October 21, 2016. The pro forma financial statements give effect to Gannett’s acquisitions of Journal Media Group, Inc. (acquired on April 8, 2016), North Jersey Media Group, Inc. (acquired on July 6, 2016) and ReachLocal (acquired on August 9, 2016).

[3]	Peers include The New York Times Company, New Media Investment Group Inc., Tribune Publishing Company, News Corporation, McClatchy and Lee Enterprises, Incorporated.
[4]	Adjusted EBITDA is a non-GAAP measure. See Appendix A for a reconciliation of adjusted EBITDA to Operating Income.
[5]	Adjusted EBITDA includes stock-based compensation and is a non-GAAP measure. See Appendix A for a reconciliation of adjusted EBITDA to Operating Income.
[6]

Represents Gannett’s estimates of pro forma leverage levels. Source: Market data, latest publicly available financial statements, Wall Street Research and IBES estimates as of 03/11/19. Assumes MNG financeable 2018 EBITDA contribution of $100 million. Leverage ratio including pensions is based on post-tax unfunded pension liabilities.

[7]	Based on Fred’s closing stock prices on April 18, 2019, and December 21, 2016 (the day prior to the filing of Alden’s initial 13D).
[8]

Shareholder value lost is estimated as the beginning share count multiplied by the change in share price over the period. Undisturbed price of $11.15 is used as the beginning share price for the calculation. Market growth source: Euromonitor. Statement based on 13-18 CAGR of 3%. CAGR represents growth in market size (measured by retail value RSP excluding sales tax) for drugstores/parapharmacies in the U.S.

[9]	Sola Ltd and Ultra Master Ltd v. MNG Enterprises, DE Court of Chancery Case No. 2018-0134-JRS, March 5, 2018.
[10]	Sola Ltd and Ultra Master Ltd v. MNG Enterprises, DE Court of Chancery Case No. 2018-0134-JRS, March 19, 2018.
[11]	Jonathan O’Connell. “The hedge fund trying to buy Gannett faces federal probe after investing newspaper workers’ pensions in its own funds.” The Washington Post, April 11, 2019.